UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): September 2, 2014

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                            Other Events.

On September 2, 2014, the Board of Directors (“Board”) of PHH Corporation (“the Company”) adopted a resolution to terminate the existing 2014 Non-Employee Director Compensation Program that existed under the 2014 Equity and Incentive Plan and the Non-Employee Director Compensation Program that existed under Section 6b(iv)(D) of the Amended and Restated 2005 Equity and Incentive Plan (collectively “the Programs”).  The termination of the Programs will occur on the earlier of the opening of the next quarterly open trading window that occurs following the Board’s action or November 7, 2014. The Programs included a provision that required the settlement of vested, director restricted stock units to occur one year following termination of service from the Board.  This deferral provision had been a component of the Programs since January 15, 2005, the effective date of the 2005 Equity and Incentive Plan, which was subsequently amended and restated on August 10, 2010.

The Programs and the 2005 Amended and Restated Equity and Incentive Plan do not permit acceleration of vested, director restricted stock units except as permitted by Section 409A of the Internal Revenue Code (“Section 409A”).  Termination of the Programs and acceleration of accumulated, vested restricted stock units is permitted under Section 409A within twelve (12) months of a Section 409A-qualifying change in control.

The sale of PHH Corporation’s fleet business to Element Financial Corporation, which occurred July 7, 2014 and was effective July 1, 2014, is a change in control, as defined by Section 409A. As a result of the action by the Board, vested director restricted stock units accumulated for compensation through the third calendar quarter of 2014 will be accelerated and settled in shares of common stock during either the first day of the next quarterly open window that occurs following the Board’s action or no later than November 7, 2014.

The acceleration and settlement of the accumulated, vested restricted stock units will be a taxable event to the directors.  Accordingly, it is anticipated that the directors will sell a sufficient number of shares to meet their estimated tax payment obligations that will arise as a result of the Board’s action or as a result of future taxable issuance of shares to directors under our Equity Incentive Plans. To facilitate the sale of shares for tax purposes, directors may establish a Rule 10b5-1 Plan consistent with Rule 10b5-1 of the Exchange Act and the Company’s insider trading policies and procedures.  Transactions made pursuant to any Rule 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.  Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 plans of the Company’s officers or directors or to report modifications or terminations of Rule 10b5-1 plans of officers and directors.

To continue to align the interests of  shareholders  with director compensation, the Board also adopted a Non- Employee Ownership and Share Retention Policy  (by amendment to the existing Employee Share Ownership and Retention Guideline) (“Policy”).  According to the Policy, a director may sell shares in excess of the retention amount and as permitted by applicable securities laws and the Company’s trading policies and procedures.  Otherwise, a Non-employee Director is required to retain Net Shares equal to five times their basic annual cash retainer ($425,000 at present) consistent with the Policy.  Net Shares include vested and unvested shares of Company Common Stock and restricted stock units held by the director (and any immediate family members)  that remain after shares are sold to meet the Non-Employee Director’s anticipated tax payment obligations resulting from receipt of or vesting of the shares.

To retain the same form and amount of compensation  provided to Non-Employee Directors  in effect immediately prior to the termination of the Programs, the Board  adopted an award program under the shareholder approved  2014 Equity and Incentive Plan to provide the same equity portion of compensation for the fourth calendar quarter of 2014,  which shall be paid in the form of shares of common stock and delivered when fees are normally payable to directors following the end of the quarter, with the number of shares determined based on the fair market value of the common stock as of the payment date.  No changes were made to the amount of the cash retainers paid to non-employee directors.  The Human Capital and Compensation Committee and the Board will determine the equity portion of the non-employee director compensation for 2015 by the end of 2014, and the method of delivery of that compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

	By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: September 5, 2014